Exhibit 99

HMN Financial, Inc. Announces Second Quarter Results

Second Quarter Summary
• Net income of $1.8 million, an improvement of $1.4 million, compared to net income of $0.4 million in second quarter of 2012

• Diluted earnings per common share of $0.30, an improvement of $0.32, compared to diluted loss per common share of $0.02 in second quarter of 2012

• Provision for loan losses down $1.6 million from second quarter of 2012

• Nonperforming assets of $35.3 million, down $3.4 million, or 8.8%, from March 31, 2013

• Net interest margin of 3.28%, down 44 basis points from second quarter of 2012

• Total assets decreased $66 million in second quarter of 2013

Year to Date Summary
• Net income of $2.5 million, a decrease of $0.7 million, compared to net income of $3.2 million in first six months of 2012

• Diluted earnings per common share of $0.36, a decrease of $0.21, compared to diluted earnings per common share of $0.57 in first six months of 2012

• Provision for loan losses down $1.5 million from first six months of 2012

• Nonperforming assets of $35.3 million, down $5.3 million, or 13.1%, from December 31, 2012

• Net interest margin of 3.31%, down 31 basis points from first six months of 2012

• Total assets decreased $92 million in first six months of 2013

ROCHESTER, Minn.--(BUSINESS WIRE)--July 19, 2013--HMN Financial, Inc. (NASDAQ:HMNF):

	Three months ended		Six months ended
Net Income Summary (unaudited)	June 30,		June 30,

(Dollars in thousands, except per share amounts)	2013	2012	2013	2012
Net income	$1,799	395	$2,540	3,199
Net income (loss) available to common stockholders	1,252	(69)	1,517	2,274
Diluted earnings (loss) per common share	0.30	(0.02)	0.36	0.57
Return on average assets	1.21%	0.23%	0.84%	0.90%
Return on average equity	11.78%	2.66%	8.36%	10.98%
Book value per common share	$8.09	$7.79	$8.09	$7.79

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $561 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.8 million for the second quarter of 2013, an improvement of $1.4 million, compared to net income of $0.4 million for the second quarter of 2012. The net income available to common shareholders was $1.3 million for the second quarter of 2013, an improvement of $1.4 million from the net loss available to common shareholders of $0.1 million for the second quarter of 2012. Diluted earnings per common share for the second quarter of 2013 were $0.30, an improvement of $0.32 from the diluted loss per common share of $0.02 for the second quarter of 2012. The improvement in net income in the second quarter of 2013 was primarily due to a $1.6 million decrease in the provision for loan losses and a $1.1 million decrease in non-interest expense between the periods. These positive changes to net income were partially offset by a $1.3 million decrease in net interest income due primarily to the decrease in interest earning assets between the periods.

President’s Statement
“We are pleased to report the continued improvement in our net operating results and the decrease in our non-performing assets in the second quarter of 2013,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “We continue to focus our efforts on improving credit quality and reducing non-performing assets in the most cost effective manner while at the same time reducing expenses to reflect the decreased size of our balance sheet. We believe that, over time, our focus on these areas will be effective in generating improved financial results.”

Second Quarter Results
Net Interest Income
Net interest income was $4.7 million for the second quarter of 2013, a decrease of $1.3 million, or 22.7%, compared to $6.0 million for the second quarter of 2012. Interest income was $5.8 million for the second quarter of 2013, a decrease of $2.2 million, or 27.2%, from $8.0 million for the same period in 2012. Interest income decreased between the periods primarily because of an $82 million decrease in the average interest-earning assets and also because of a decrease in average yields between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred primarily because of loan prepayments or non-renewals as a result of the Company’s focus on improving credit quality, decreasing loan concentrations, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 4.07% for the second quarter of 2013, a decrease of 83 basis points from the 4.90% average yield for the second quarter of 2012. The decrease in average yield is due to the continued low short-term interest rate environment that existed during the second quarter of 2013. The increase in domestic long-term mortgage rates during the second quarter of 2013 did not materially impact the average yield earned on interest-earning assets during the second quarter of 2013 since most of the mortgage loans originated by the Bank are sold into the secondary market and not placed in the loan portfolio.

Interest expense was $1.1 million for the second quarter of 2013, a decrease of $0.8 million, or 41.5%, compared to $1.9 million for the second quarter of 2012. Interest expense decreased primarily because of the $90 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the outstanding borrowings and brokered certificates of deposits between the periods. The decrease in borrowings and brokered certificates of deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing borrowings and brokered certificates of deposits. Interest expense also decreased because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the low interest rate environment that continued to exist during the second quarter of 2013. The average interest rate paid on interest-bearing liabilities was 0.85% for the second quarter of 2013, a decrease of 39 basis points from the 1.24% average interest rate paid in the second quarter of 2012. The average interest rate paid on interest-bearing liabilities is anticipated to continue to decrease in the third quarter of 2013 as a result of paying off all outstanding Federal Home Loan Bank advances in the second quarter of 2013. Net interest margin (net interest income divided by average interest earning assets) for the second quarter of 2013 was 3.28%, a decrease of 44 basis points, compared to 3.72% for the second quarter of 2012.

Provision for Loan Losses
The provision for loan losses was ($0.5) million for the second quarter of 2013, a decrease of $1.6 million, or 147.8%, from $1.1 million for the second quarter of 2012. The provision for loan losses decreased in the second quarter of 2013 primarily because there were fewer decreases in the estimated value of the underlying collateral supporting commercial real estate loans that required additional allowances or charge offs in the current period when compared to the second quarter of 2012. The provision also decreased because of a decrease in the outstanding loan portfolio balances, an improvement in the classifications of certain risk rated loans, and the recoveries received during the quarter on previously charged off loans. Total non-performing assets were $35.3 million at June 30, 2013, a decrease of $3.4 million, or 8.8%, from $38.7 million at March 31, 2013. Non-performing loans decreased $2.9 million and foreclosed and repossessed assets decreased $0.5 million during the second quarter of 2013. The non-performing loan and foreclosed and repossessed asset activity for the second quarter of 2013 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
March 31, 2013	$28,762	March 31, 2013	$9,918
Classified as non-performing	2,619	Transferred from non-performing loans	236
Charge offs	(1,377)	Other foreclosures/repossessions	687
Principal payments received	(3,634)	Real estate sold	(1,651)
Classified as accruing	(293)	Net gain on sale of assets	566
Transferred to real estate owned	(236)	Write downs	(333)
June 30, 2013	$25,841	June 30, 2013	$9,423

The decrease in non-performing loans during the second quarter of 2013 relates primarily to principal payments received and charge offs during the period. Of the $3.6 million in principal payments received, $1.4 million related to the payoff of non-performing single family construction loans as a result of the houses being sold and $1.3 million related to additional principal payments received from various developers as a result of land or lot sales. Of the $1.4 million in loans that were charged off, $0.8 million related to a real estate development loan as a result of a decrease in the estimated value of the underlying collateral and $0.6 million related to various commercial business loans. These decreases in non-performing loans were partially offset by loans that were newly classified as non-performing during the period. Of the $2.6 million in loans newly classified as non-performing, $1.2 million relates to home equity loans and $0.9 million relates to single family construction loans.

A reconciliation of the Company’s allowance for loan losses for the quarters ended June 30, 2013 and 2012 is summarized as follows:

(Dollars in thousands)	2013	2012
Balance at March 31,	$21,941	$21,424
Provision	(520)	1,088
Charge offs:
One-to-four family	(13)	0
Consumer	(55)	(493)
Commercial business	(556)	(1,820)
Commercial real estate	(759)	(1,554)
Recoveries	321	1,874
Balance at June 30,	$20,359	$20,519
Allocated to:
General allowance	$12,260	$14,507
Specific allowance	8,099	6,012
	$20,359	$20,519

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the three most recently completed quarters.

	June 30,	March 31,	December 31,
(Dollars in thousands)	2013	2013	2012
Non-Performing Loans:
One-to-four family real estate	$2,091	$2,127	$2,492
Commercial real estate	21,533	24,590	25,543
Consumer	1,462	334	300
Commercial business	755	1,711	1,640
Total	25,841	28,762	29,975

Foreclosed and Repossessed Assets:
One-to-four family real estate	707	1,114	1,595
Commercial real estate	8,716	8,804	9,000
Total non-performing assets	$35,264	$38,680	$40,570
Total as a percentage of total assets	6.29%	6.17%	6.21%
Total non-performing loans	$25,841	$28,762	$29,975
Total as a percentage of total loans receivable, net	6.22%	6.62%	6.60%
Allowance for loan loss to non-performing loans	78.79%	76.29%	72.09%

Delinquency Data:
Delinquencies (1)
30+ days	$5,820	$3,613	$2,739
90+ days (2)	0	4	7,423
Delinquencies as a percentage of
Loan and lease portfolio (1)
30+ days	1.22%	0.76%	0.57%
90+ days	0.00%	0.00%	1.55%

(1) Excludes non-accrual loans.
(2) Loans delinquent for 90 days and over are generally non-accruing and are included in the Company’s non-performing asset total unless they are well secured and in the process of collection.

The increase in delinquent loans in the second quarter of 2013 relates to a multi-family loan for $1.2 million and a $2.0 million commercial business loan that, because of unanticipated delays in the loan renewal process, were more than 30 days delinquent at June 30, 2013.

The following table summarizes the number and types of commercial real estate loans (the largest category of non-performing loans) that were non-performing as of the end of the three most recently completed quarters.

		Principal		Principal		Principal
		Amount of		Amount of		Amount of
(Dollars in thousands)		Loans at		Loans at		Loans at
	# of	June 30,	# of	March 31,	# of	December 31,
Property Type	relationships	2013	relationships	2013	relationships	2012
Developments/land	9	$20,956	10	$23,854	9	$24,339
Shopping centers/retail	1	66	1	69	2	386
Restaurants/bar	1	511	1	526	1	547
Office buildings	0	0	0	0	2	128
Other buildings	0	0	1	141	1	143
	11	$21,533	13	$24,590	15	$25,543

The decrease in the non-performing commercial real estate loans from March 31, 2013 is due primarily to principal payments received on construction and development loans during the quarter as a result of various types of real estate sales including building lots, land and single family houses.

Non-Interest Income and Expense
Non-interest income was $2.0 million for the second quarter of 2013, an increase of $0.2 million, or 10.8%, from $1.8 million for the same period in 2012. Gains on sales of loans increased $0.1 million between the periods primarily because of an increase in single family loan originations due to the low interest rate environment that continued to exist in the second quarter of 2013. Fees and service charges increased $0.1 million primarily because of an increase in overdraft charges and debit card fees between the periods.

Non-interest expense was $5.3 million for the second quarter of 2013, a decrease of $1.1 million, or 16.2%, from $6.4 million for the same period of 2012. The gains on real estate owned increased $0.5 million primarily because of an increase in the gains recognized on the properties sold. Compensation expense decreased $0.2 million primarily because of a decrease in employees between the periods due to certain branch closures and our continued focus on reducing expenses. Other non-interest expense decreased $0.2 million primarily because of a decrease in real estate taxes and other expenses related to other real estate owned. Deposit insurance costs decreased $0.1 million primarily because of a decrease in assets between the periods.

Income tax expense was $55,000 for the second quarter of 2013, an increase of $55,000 from the second quarter of 2012 when no income tax expense was recorded. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at June 30, 2013. Since the valuation reserve is established against the entire deferred tax asset balance, no regular income tax expense was recorded for the second quarter of 2013. The income tax expense that was recorded in the second quarter of 2013 relates to alternative minimum tax amounts that are due since only a portion of the outstanding net operating loss carry forwards can be used to offset current income under the current alternative minimum tax rules.

Net Income (Loss) Available to Common Shareholders
The net income available to common shareholders was $1.3 million for the second quarter of 2013, an improvement of $1.4 million from the $0.1 net loss available to common shareholders in the second quarter of 2012. The net income available to common shareholders increased primarily because of the change in the net income between the periods. The Company has deferred the last ten quarterly dividend payments, beginning with the February 15, 2011 dividend payment, on its Fixed Rate, Series A, Cumulative Perpetual Preferred Stock that was originally issued to the United States Treasury Department as part of the TARP Capital Purchase Program (the “Preferred Stock”). The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from income for financial statement purposes to arrive at the net income (loss) available to common shareholders.

Return on Assets and Equity
Return on average assets for the second quarter of 2013 was 1.21%, compared to a 0.23% return on average assets for the second quarter of 2012. Return on average equity was 11.78% for the second quarter of 2013, compared to 2.66% for the same period in 2012. Book value per common share at June 30, 2013 was $8.09, compared to $7.79 at June 30, 2012.

Six Month Period Results

Net Income
Net income was $2.5 million for the six month period ended June 30, 2013, a decrease of $0.7 million, or 20.6%, compared to the net income of $3.2 million for the six month period ended June 30, 2012. The net income available to common shareholders was $1.5 million for the six month period ended June 30, 2013, a decrease of $0.8 million, or 33.3%, compared to the net income available to common shareholders of $2.3 million for the same period of 2012. Diluted earnings per common share for the six month period ended June 30, 2013 was $0.36, a decrease of $0.21 per share compared to the diluted earnings per common share of $0.57 for the same period in 2012. The decrease in net income for the six month period ended June 30, 2013 was primarily due to a $2.7 million decrease in net interest income due primarily to the decrease in interest earning assets between the periods and a $0.6 million decrease in the gain related to the sale of the Bank’s Toledo, Iowa branch in the first quarter of 2012. These changes to net income were partially offset by a $1.5 million decrease in the provision for loan losses and a $1.2 million decrease in non-interest expenses.

Net Interest Income
Net interest income was $9.6 million for the first six months of 2013, a decrease of $2.7 million, or 21.7%, from $12.3 million for the same period in 2012. Interest income was $12.1 million for the six month period ended June 30, 2013, a decrease of $4.1 million, or 25.4%, from $16.2 million for the same six month period in 2012. Interest income decreased between the periods primarily because of a $96 million decrease in the average interest-earning assets and also because of a decrease in average yields between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred primarily because of loan prepayments or non-renewals as a result of the Company’s focus on improving credit quality, decreasing loan concentrations, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 4.18% for the first six months of 2013, a decrease of 61 basis points from the 4.79% average yield for the first six months of 2012. The decrease in average yield is due to the continued low short-term interest rate environment that existed during the first six months of 2013. The increase in domestic long-term mortgage rates during the second quarter of 2013 did not materially impact the average yield earned on interest-earning assets during the first six months of 2013 since most of the mortgage loans originated by the Bank are sold into the secondary market and not placed in the loan portfolio.

Interest expense was $2.5 million for the first six months of 2013, a decrease of $1.5 million, or 36.8%, compared to $4.0 million for the first six months of 2012. Interest expense decreased primarily because of the $107 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the outstanding borrowings and brokered certificates of deposits and a decrease in other deposits as a result of the branch sale that occurred in the first quarter of 2012. The decrease in borrowings and brokered certificates of deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing borrowings and brokered certificates of deposits. Interest expense also decreased because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the low interest rate environment that continued to exist during the first six months of 2013. The average interest rate paid on interest-bearing liabilities was 0.93% for the first six months of 2013, a decrease of 30 basis points from the 1.23% average interest rate paid in the first six months of 2012. The average interest rate paid on interest-bearing liabilities is anticipated to continue to decrease in the third quarter of 2013 as a result of paying off all outstanding Federal Home Loan Bank advances in the second quarter of 2013. Net interest margin (net interest income divided by average interest earning assets) for the first six months of 2013 was 3.31%, a decrease of 31 basis points, compared to 3.62% for the first six months of 2012.

Provision for Loan Losses
The provision for loan losses was ($0.5) million for the first six months of 2013, a decrease of $1.5 million, or 154.2%, from $1.0 million for the same six month period in 2012. The provision for loan losses decreased in the first six months of 2013 primarily because there were fewer decreases in the estimated value of the underlying collateral supporting commercial real estate loans that required additional allowances or charge offs in the current period when compared to the first six months of 2012. The provision also decreased because of a decrease in the outstanding loan portfolio balances, an improvement in the classifications of certain risk rated loans, and the recoveries received during the first six months of 2013 on previously charged off loans. Total non-performing assets were $35.3 million at June 30, 2013, a decrease of $5.3 million, or 13.1%, from $40.6 million at December 31, 2012. Non-performing loans decreased $4.1 million and foreclosed and repossessed assets decreased $1.2 million during the first six months of 2013. The non-performing loan and foreclosed and repossessed asset activity for the first six months of 2013 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed asset activity
January 1, 2013	$29,975	January 1, 2013	$10,595
Classified as non-performing	3,480	Transferred from non-performing loans	236
Charge offs	(1,723)	Other foreclosures/repossessions	619
Principal payments received	(4,989)	Real estate sold	(2,279)
Classified as accruing	(666)	Net gain on sale of assets	702
Transferred to real estate owned	(236)	Write downs	(450)
June 30, 2013	$25,841	June 30, 2013	$9,423

The decrease in non-performing loans during the first six months of 2013 relates primarily to principal payments received and charge offs during the period. Of the $5.0 million in principal payments received during the period, $1.7 million related to the payoff of non-performing single family construction loans as a result of the houses being sold and $1.6 million related to additional principal payments received from various developers as a result of land or lot sales. Of the $1.7 million in loans that were charged off, $0.9 million related to two real estate development loans as a result of a decrease in the estimated value of the underlying collateral and $0.6 million related to various commercial business loans. These decreases in non-performing loans were partially offset by loans that were newly classified as non-performing during the period. Of the $3.5 million in loans newly classified as non-performing, $1.2 million relates to home equity loans and $1.1 million relates to single family construction loans.

A reconciliation of the Company’s allowance for loan losses for the six month periods ended June 30, 2013 and June 30, 2012 is summarized as follows:

(Dollars in thousands)	2013	2012
Balance at January 1,	$21,608	$23,888
Provision	(520)	960
Charge offs:
One-to-four family	(200)	0
Consumer	(101)	(757)
Commercial business	(557)	(1,829)
Commercial real estate	(909)	(4,184)
Recoveries	1,038	2,441
Balance at June 30,	$20,359	$20,519

Non-Interest Income and Expense
Non-interest income was $3.9 million for the first six months of 2013, a decrease of $0.6 million, or 14.2%, from $4.5 million for the first six months of 2012. Gain on sale of branch office decreased $0.6 million as a result of the sale of the Toledo, Iowa branch in the first quarter of 2012. Gains on sales of loans decreased $0.1 million between the periods primarily because of a decrease in the sales of commercial government guaranteed loans during the first six months of 2013 when compared to the same period in 2012.

Non-interest expense was $11.4 million for the first six months of 2013, a decrease of $1.2 million, or 9.8%, from $12.6 million for the same period of 2012. Compensation and benefits decreased $0.5 million primarily because of a decrease in employees between the periods due to certain branch closures and our continued focus on reducing expenses. The gains on real estate owned increased $0.4 million primarily because of an increase in the gains recognized on the properties sold. Other non-interest expense decreased $0.2 million primarily because of decreased real estate taxes and other expenses related to other real estate owned. Deposit insurance costs decreased $0.1 million primarily because of a decrease in assets between the periods.

Income tax expense was $80,000 for the first six months of 2013, an increase of $80,000 from the same period of 2012 when no income tax expense was recorded. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at June 30, 2013. Since the valuation reserve is established against the entire deferred tax asset balance, no regular income tax expense was recorded in the first six months of 2013. The income tax expense that was recorded in the first six months of 2013 relates to alternative minimum tax amounts that are due since only a portion of the outstanding net operating loss carry forwards can be used to offset current income under the current alternative minimum tax rules.

Net Income Available to Common Shareholders
The net income available to common shareholders was $1.5 million for the first six months of 2013, a decrease of $0.8 million from the $2.3 million net income available to common shareholders in the first six months of 2012. The net income available to common shareholders decreased primarily because of the change in the net income between the periods. As discussed previously in this earnings release, the Company has deferred the last ten quarterly dividend payments, beginning with the February 15, 2011 dividend payment, on its Preferred Stock. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from income for financial statement purposes to arrive at the net income available to common shareholders.

Return on Assets and Equity
Return on average assets for the six month period ended June 30, 2013 was 0.84%, compared to a 0.90% return on average assets for the same period in 2012. Return on average equity was 8.36% for the six month period ended June 30, 2013, compared to 10.98% for the same period in 2012.

General Information
HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates eight full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester (2), Spring Valley and Winona; one full service office in Iowa located in Marshalltown; one loan origination office in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota.

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, reducing non-performing assets, reducing expense and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; changes in the size of the Bank’s loan portfolio; the recovery of the valuation allowance on deferred tax assets; the amount and mix of the Bank’s non-performing assets and the appropriateness of the allowance therefor; future losses on non-performing assets; the amount of interest-earning assets; the amount and mix of brokered and other deposits (including the Company’s ability to renew brokered deposits); the availability and use of alternate funding sources, including Federal Home Loan Bank advances; the payment of dividends; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; and the Bank’s compliance with regulatory standards generally (including the Bank’s status as “well-capitalized”), and supervisory agreements, individual minimum capital requirements or other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the OCC and FRB and the Bank and the Company to any failure to comply with any such regulatory standard, agreement or requirement. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement, including restrictions set forth in the supervisory agreements between each of the Company and Bank and the OCC and FRB; possible legislative and regulatory changes, including changes in the degree and manner of regulatory supervision, the ability of the Company and the Bank to establish and adhere to plans and policies relating to, among other things, capital, business, non-performing assets, loan modifications, documentation of loan loss allowance and concentrations of credit that are satisfactory to the OCC and FRB, as applicable, in accordance with the terms of the Company and Bank supervisory agreements and to otherwise manage the operations of the Company and the Bank to ensure compliance with other requirements set forth in the supervisory agreements; the ability of the Company and the Bank to obtain required consents from the OCC and FRB, as applicable, under the supervisory agreements or other directives; the ability of the Bank to comply with its individual minimum capital requirement and other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard, agreement or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, cash inflows and deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios, relative costs associated with alternate funding sources, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets and the investment expectations of holders of our capital stock; the market for credit related assets; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and Part II, Item 1A of its Quarterly Reports on Form 10-Q. We undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in thousands)	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$29,933	83,660
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $6,694 and $9,825)	7,042	10,421
Other marketable securities
(amortized cost $84,811 and $75,759)	83,251	75,470
	90,293	85,891

Loans held for sale	3,212	2,584
Loans receivable, net	415,534	454,045
Accrued interest receivable	2,004	2,018
Real estate, net	9,423	10,595
Federal Home Loan Bank stock, at cost	784	4,063
Mortgage servicing rights, net	1,795	1,732
Premises and equipment, net	6,883	7,173
Prepaid expenses and other assets	1,113	1,566
Total assets	$560,974	653,327

Liabilities and Stockholders’ Equity
Deposits	$491,753	514,951
Federal Home Loan Bank advances	0	70,000
Accrued interest payable	178	247
Customer escrows	808	830
Accrued expenses and other liabilities	7,073	6,465
Total liabilities	499,812	592,493
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value):
authorized 500,000 shares; issued shares 26,000	25,629	25,336
Common stock ($.01 par value):
authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	51,760	51,795
Retained earnings, subject to certain restrictions	48,822	47,004
Accumulated other comprehensive loss	(1,567)	(49)
Unearned employee stock ownership plan shares	(2,900)	(2,997)
Treasury stock, at cost 4,735,589 and 4,705,073 shares	(60,673)	(60,346)
Total stockholders’ equity	61,162	60,834
Total liabilities and stockholders’ equity	$560,974	653,327

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2013	2012	2013	2012
Interest income:
Loans receivable	$5,503	7,523	11,531	15,319
Securities available for sale:
Mortgage-backed and related	82	164	176	357
Other marketable	148	192	287	441
Cash equivalents	35	19	68	46
Other	19	54	48	64
Total interest income	5,787	7,952	12,110	16,227

Interest expense:
Deposits	465	1,061	1,022	2,278
Federal Home Loan Bank advances	650	844	1,485	1,689
Total interest expense	1,115	1,905	2,507	3,967
Net interest income	4,672	6,047	9,603	12,260
Provision for loan losses	(520)	1,088	(520)	960
Net interest income after provision for loan losses	5,192	4,959	10,123	11,300

Non-interest income:
Fees and service charges	883	834	1,672	1,663
Mortgage servicing fees	257	236	505	468
Gain on sales of loans	702	620	1,380	1,529
Gain on sale of branch office	0	0	0	552
Other	145	104	304	288
Total non-interest income	1,987	1,794	3,861	4,500

Non-interest expense:
Compensation and benefits	2,980	3,219	6,179	6,632
(Gain) loss on real estate owned	(306)	174	(325)	97
Occupancy	826	839	1,676	1,721
Deposit insurance	190	305	508	575
Data processing	325	336	655	673
Other	1,310	1,485	2,671	2,903
Total non-interest expense	5,325	6,358	11,364	12,601
Income before income tax expense	1,854	395	2,620	3,199
Income tax expense	55	0	80	0
Net income	1,799	395	2,540	3,199
Preferred stock dividends and discount	(547)	(464)	(1,023)	(925)
Net income (loss) available to common shareholders	$1,252	(69)	1,517	2,274
Other comprehensive loss, net of tax	$(1,227)	(93)	(1,373)	(273)
Comprehensive income (loss) attributable to common shareholders	$25	(162)	144	2,001
Basic earnings (loss) per common share	$0.32	(0.02)	0.38	0.58
Diluted earnings (loss) per common share	$0.30	(0.02)	0.36	0.57

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

SELECTED FINANCIAL DATA:		Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)		2013	2012	2013	2012
I.	OPERATING DATA:
	Interest income	$5,787	7,952	12,110	16,227
	Interest expense	1,115	1,905	2,507	3,967
	Net interest income	4,672	6,047	9,603	12,260

II.	AVERAGE BALANCES:
	Assets (1)	595,747	684,046	610,220	713,151
	Loans receivable, net	412,445	522,015	427,002	534,064
	Securities available for sale (1)	93,877	86,651	92,378	95,954
	Interest-earning assets (1)	570,914	653,268	584,836	680,772
	Interest-bearing liabilities	526,831	617,098	541,435	648,766
	Equity (1)	61,273	59,629	61,318	58,608

III.	PERFORMANCE RATIOS: (1)
	Return on average assets (annualized)	1.21%	0.23%	0.84%	0.90%
	Interest rate spread information:
	Average during period	3.22	3.65	3.24	3.56
	End of period	4.15	3.52	4.15	3.71
	Net interest margin	3.28	3.72	3.31	3.62
	Ratio of operating expense to average total assets (annualized)	3.59	3.74	3.76	3.55
	Return on average equity (annualized)	11.78	2.66	8.36	10.98
	Efficiency	79.96	81.09	84.40	75.19

		June 30,	December 31,	June 30,
		2013	2012	2012
IV.	ASSET QUALITY:
	Total non-performing assets	35,264	40,570	43,823
	Non-performing assets to total assets	6.29%	6.21%	6.54%
	Non-performing loans to total loans receivable, net	6.22%	6.60%	6.27%
	Allowance for loan losses	20,359	21,608	20,519
	Allowance for loan losses to total assets	3.63%	3.31%	3.06%
	Allowance for loan losses to total loans receivable, net	4.90	4.76	4.14
	Allowance for loan losses to non-performing loans	78.79	72.09	66.00

V.	BOOK VALUE PER SHARE:
	Book value per share	8.09	8.02	7.79

		Six Months	Year Ended	Six Months
		Ended	Dec 31,	Ended
		June 30, 2013	2012	June 30, 2012
VI.	CAPITAL RATIOS:
	Stockholders’ equity to total assets, at end of period	10.90%	9.31%	8.88%
	Average stockholders’ equity to average assets (1)	10.05	8.81	8.22
	Ratio of average interest-earning assets to average interest-bearing liabilities (1)	108.02	105.73	104.93
	Tier 1 or core capital (2)	11.78	9.68	9.04
	Risk-based capital	17.31	15.52	13.73

		June 30,	December 31,	June 30,
		2013	2012	2012
VII.	EMPLOYEE DATA:
	Number of full time equivalent employees	190	194	200
(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.
(2)	OCC has established an individual minimum capital requirement (IMCR) for the Bank. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as “well-capitalized.” Effective December 31, 2011, the Bank was required to establish, and subsequently maintain, core capital at least equal to 8.5% of adjusted total assets. The Bank’s core capital ratio was in excess of this requirement at June 30, 2013.

CONTACT:
HMN Financial, Inc.
Bradley Krehbiel, 507-252-7169
Chief Executive Officer, President